Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA ● ASIA PACIFIC ● EUROPE

April 3, 2020

Athene Holding Ltd.

Chesney House

96 Pitts Bay Road

Pembroke, HM 08, Bermuda

Re:	Athene Holding Ltd. 6.150% Senior Notes due 2030

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement (the “Registration Statement”) that was filed by Athene Holding Ltd., a Bermuda corporation (the “Company”), on January 3, 2018 (Registration No. 333-222392) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and became automatically effective on January 3, 2018, relating to the registration of debt securities, preferred shares, depositary shares, class A common shares, warrants and units to be issued from time to time by the Company.

Pursuant to the Registration Statement, the Company is issuing $500,000,000 aggregate principal amount of its 6.150% Notes due 2030 (the “Notes”), pursuant to the Underwriting Agreement, dated March 31, 2020, among the Company and Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). The Notes will be issued and sold pursuant the prospectus supplement dated March 31, 2020 (the “Prospectus Supplement”), supplementing the prospectus dated January 3, 2018 (the “Base Prospectus”) that forms part of the Registration Statement. As used in this letter, the term “Prospectus” means, collectively, the Prospectus Supplement and the Base Prospectus. The Notes will be issued pursuant to an Indenture, dated as of January 12, 2018 (the “Original Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of April 3, 2020 (the “Second Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and between the Company and the Trustee.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Athene Holding Ltd.

April 3, 2020

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes in global form, (v) the executed Underwriting Agreement and (vi) certain resolutions of the Board of Directors of the Company and a duly authorized committee thereof adopted on March 29, 2020 and March 31, 2020, respectively, each as certified by the Secretary of the Company on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance and sale of the Notes (the “Company Board Resolutions”).

We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinion set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Company Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to herein or otherwise relevant to the opinions or other statements set forth herein (each, an “Instrument”), we have assumed that (i) each party to such Instrument (if not a natural person) was duly organized or formed and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all relevant times, and is, a valid and legally binding agreement or obligation, as the case may be, of, each party

Athene Holding Ltd.

April 3, 2020

thereto; provided that we make no such assumption in clause (iii) insofar as any such assumption relates to the Company and is expressly covered by our opinion. Furthermore, we have also assumed that the execution, delivery and performance by the Company of the Underwriting Agreement and the Indenture did not, do not and will not violate or contravene any law, rule or regulation of Bermuda or any governmental authorities of or within Bermuda or any provisions of the Memorandum of Association or Amended and Restated Bye-Laws (or other organizational documents) of the Company or require any consents, approvals or authorizations from, or any registrations, declarations or filing with, Bermuda or any governmental authorities of or within Bermuda (except such as have been obtained and are in full force and effect) or any applicable insurance authorities that have jurisdiction over the Company or its business.

This opinion letter is limited to the laws of the State of New York. We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction, including, without limitation, Bermuda, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or as to any matters arising thereunder or relating thereto.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, and to its incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP